Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

August 3, 2022

among

CHEMOCENTRYX, INC.,

AMGEN INC.

and

CARNATION MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 3, 2022, among ChemoCentryx, Inc., a Delaware corporation (the “Company”), Amgen Inc., a Delaware corporation (“Parent”), and Carnation Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger and a wholly-owned Subsidiary of Parent; and

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest of any Third Party relating to, in a single transaction or a series of related transactions, (i) any direct or indirect acquisition, purchase, exchange, transfer or license of 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable; any direct or indirect issuance, acquisition, purchase, exchange or transfer of 20% or more of any class of equity or voting securities of the

Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party or the equityholders of such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2022 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2022.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company ESPP” means the Company’s Amended and Restated 2012 Employee Stock Purchase Plan.

“Company IP” means all Intellectual Property Rights that are (i) owned or purported to be owned by the Company or any of its Subsidiaries or (ii) licensed or purported to be licensed to the Company or any of its Subsidiaries.

“Company Stock Plan” means the Company’s Amended and Restated 2012 Equity Incentive Award Plan, as amended.

“Company Systems” means the computer systems and other information technology equipment, including the software, cloud storage/computing platforms, mobile devices, firmware and hardware, and associated documentation, in each case that are owned, leased or licensed by the Company or any of its Subsidiaries for use in the conduct of its business.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations.

“COVID-19” means the coronavirus pandemic known as COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut-down, closure, sequester, safety or other law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or by any U.S. industry group, in each case, in connection with or in response to COVID-19.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any Personally Identifiable Information, all applicable (i) laws, (ii) policies (including privacy policies) of the Company or any of its Subsidiaries, (iii) generally accepted industry standards applicable to the industry in which the Company and its Subsidiaries operate and to which the Company or any of its Subsidiaries have agreed in writing and (iv) contractual requirements to which the Company or any of its Subsidiaries is subject.

“Development Partner” means any Third Party which pursuant to a contract or other arrangement with the Company or any of its Subsidiaries co-develops, commercializes, or otherwise has a license or other right to research, develop, seek regulatory approval for, manufacture, supply, test, or import any product or product candidate of the Company or any of its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Existing Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of January 8, 2020, by and between the Company, the other borrowers party thereto, Hercules Capital, Inc. and the other lenders party thereto, as amended, supplemented or otherwise modified from time to time.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act.

“Fraud” shall mean an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement and requires: (a) a false representation or warranty made in Article 4 or Article 5, as applicable; (b) with actual knowledge or belief that such representation or warranty is false; (c) causing the party to whom such representation is made, in reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action (including such party’s entry into this Agreement); and (d) causing such party to whom such representation is made to suffer damage by reason of such reliance; provided, however, that for the avoidance of doubt, (i) “Fraud” shall not include any type of constructive or equitable fraud and (ii) it, in and of itself, shall not be considered “Fraud” if the Company does not list or disclose matters on the Company Disclosure Schedule that are not required to be listed or disclosed due to the inclusion of a materiality, Material Adverse Effect or similar qualification.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects) promulgated or endorsed by any applicable Governmental Authority, including those of the United States, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Good Laboratory Practices” means with respect to the Company, the then current standards, practices and procedures for pharmaceutical laboratories promulgated or endorsed by any applicable Governmental Authority, including those of the United States, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Good Manufacturing Practices” means with respect to the Company, the then current standards mandated by Applicable Law of any applicable Governmental Authority as in effect at the time of the manufacture, relating to the manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, importing, exporting, handling and holding of drug products, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, arbitrator or other tribunal, commission, agency or official, including any political subdivision thereof.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law or (b) right under any contract, agreement or arrangement with any Governmental Authority.

“Healthcare Laws” means (i) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (ii) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (iii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (iv) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; and (v) any other Applicable Law that relates to: (A) research, investigation, development, quality, safety, efficacy, manufacturing, packaging, storage, distribution, labeling, promotion, sale or disposal of pharmaceutical products; (B) Good Laboratory Practices, Good Clinical Practices, or Good Manufacturing Practices; (C) investigational use; (D) manufacturing facilities compliance and approval; (E) with respect to pharmaceutical products, safety surveillance, mandated reporting of incidents, occurrences, diseases and events record keeping and filing of required reports with the applicable Governmental Authority; (F) the import into, or export out of, the United States of drugs and materials and technology related to pharmaceutical products; (G) protection against biosafety risk; (H) the oversight of pharmaceutical or other interventional or non-interventional research studies, including medical and research record retention; (I) human and animal subjects protection in research; (J) fraud and abuse, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; or (K) government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IND” means an investigational new drug application or clinical trial application filed with the FDA or any comparable foreign Governmental Authority, including all documents, data and other information concerning the applicable drug that are necessary for or filed with such application.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, common law rights, moral rights, software, databases and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any common law rights and goodwill associated therewith; (iii) rights associated with trade secrets, know-how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Intervening Event” means any material change, event, occurrence or development with respect to the Company and its Subsidiaries occurring after the date of this Agreement that was not known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement and does not relate to (i) any Acquisition Proposal or consequence thereof, (ii) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)), or (iii) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to this Agreement to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, right of first refusal, preemptive right, claim, infringement or other adverse claim or restriction of any kind in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other property or asset, any restriction on the receipt of income derived from any property or asset, any restriction on the use of any property or asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any property or asset).

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence (each an “Effect”, and collectively, “Effects”) that, individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, for purposes of this clause (ii), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (A) any Effect arising out of or otherwise relating to changes or prospective changes in GAAP or the regulatory accounting requirements applicable to the industry in which the Company and its Subsidiaries operate, (B) any Effect generally affecting the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), (C) any Effect arising out of or otherwise relating to changes or prospective changes in Applicable Law or the interpretation thereof, (D) any Effect arising out of or otherwise relating to geopolitical conditions, acts of war, sabotage or terrorism (including cyberterrorism), outbreak of hostilities, trade war, natural disasters, acts of God, weather or environmental events or health emergencies, pandemics or epidemics (including COVID-19) and any governmental or industry responses thereto, including the COVID-19 Measures (or the escalation of any of the foregoing), (E) any Effect resulting from the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated by this Agreement, including any Effect related to the identity of Parent, or facts and circumstances relating thereto and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, in each case resulting therefrom; provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04 or any other representations and warranties that intended to address the consequence of the announcement or consummation of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any Effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any Effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request or express approval of Parent or Merger Subsidiary, (I) any action taken by the Company or any of its Subsidiaries that is expressly required to be taken pursuant to this Agreement or (J)

the matters set forth on Section 1.01(J) of the Company Disclosure Schedule; provided, that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industry in which the Company and its Subsidiaries operate that are of a similar size of the Company (in which case, such Effect shall only be taken into account to the extent of such disproportionate Effect on the Company and its Subsidiaries, taken as a whole), and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet; (ii) Liens for Taxes (A) that are not due and payable or (B) the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iii) Liens representing the rights of customers, suppliers, service providers and subcontractors in the ordinary course of business under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business); (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries; (vi) in the case of real property, Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries; (vii) in the case of any contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (viii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, can be used to identify an individual person or any individually identifiable health information, and is protected under privacy laws applicable to the Company or any of its Subsidiaries.

“Product” means the Company’s CCX168 C5aR inhibitor known as TAVNEOS®, or any other product of the Company or any of its Subsidiaries in which avacopan is the active pharmaceutical ingredient.

“Registered IP” means all Intellectual Property Rights in the Company IP that are registered or issued under the authority of any Governmental Authority or Internet domain name registrar, including all patents, utility models, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names and all applications for any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, par value $0.001, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar law or regulation, including Section 203 of the DGCL, and any similar provisions in the Company Certificate or bylaws of the Company.

“Tax” means any and all U.S. federal, state, local and foreign taxes, assessments, levies, customs duties, tariffs, imposts and other like charges and fees of any kind whatsoever imposed by any Governmental Authority, including any income, alternative or add-on minimum, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental, windfall profits or other tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether or not disputed.

“Tax Return” means any report, return, document, declaration, statement, notice, schedule, form, election, certificate, claim for refund or other information or filing supplied or required to be supplied to any taxing authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any of the foregoing, and including any schedule, supplement or attachment thereto and any amendments thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Willful Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause such material breach or material failure to perform.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Confidentiality Agreement	8.07
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Antitrust Laws	4.03
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company DC Plan	7.03(c)
Company Equity Awards	4.05(c)
Company Option Award	2.05(a)
Company Preferred Stock	4.05(a)
Company Related Parties	11.04(b)(v)
Company Restricted Share Award	2.05(c)
Company RSU Award	2.05(b)
Company SEC Documents	Article 4
Company Securities	4.05(b)
Company Severance Plans	7.03(a)
Company Stockholder Approval	4.02(c)
Company Stockholders’ Meeting	6.04(b)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
control	the definition of Affiliate
controlled by	the definition of Affiliate
Covered Employees	7.03(a)
D&O Tail Policy	7.02(c)
DOJ	8.01(b)

DTC	2.03(f)
Effect	the definition of Material Adverse Effect
Effective Time	2.01(c)
e-mail	11.01
Employee Plan	4.18(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Final Offering Period	2.05(d)
Financing	8.12(a)
FTC	8.01(b)
Government Official	4.12(b)
Inbound License	4.16(d)
Indemnified Person	7.02(a)
Indemnifying Parties	7.02(b)
Internal Controls	4.07(e)
Lease	4.15(b)
Material Contracts	4.22(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.18(c)
Outbound License	4.16(d)
Owned Company IP	4.16(b)
Parent	Preamble
Parent Plans	7.03(b)
Parent Related Parties	11.04(b)(iv)
Payoff Letter	8.12(b)
Premium Cap	7.02(c)
Proxy Statement	4.03
Remedy Actions	8.01
Representatives	4.09(c)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)
under common control with	the definition of Affiliate

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” shall not be exclusive. The word “extent” or phrase “to the extent” means the degree to which something extends, and does not mean merely “if”. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (provided, that any such references in the Company Disclosure Schedule shall only refer to such amendments, modifications or supplements made available by or on behalf of the Company to Parent prior to the date hereof). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “made available” with respect to any document or other information mean such document or other information was (i) provided by one party or its representatives to the other party and its representatives, (ii) uploaded by a party or its representatives to the virtual data room of such party and made fully available and visible to the other party and its representatives in such virtual data room or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case at least twenty-four (24) hours prior to the time of determination. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to the date hereof mean to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, in New York, New York at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd St., New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable (but in any event no later than the third (3rd) Business Day) after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, (i) each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $52.00 per Share in cash, without interest (the “Merger Consideration”) and (ii) as of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02(a). Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the

Exchange Agent to send, to each holder of such Shares at the Effective Time (1) in the case of holders of Certificates, a letter of transmittal in reasonable and customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.08) to the Exchange Agent) and instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal and (2) in the case of Uncertificated Shares not held through DTC, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Uncertificated Shares.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.08), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares not held through DTC, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares, or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall have paid to the Exchange Agent any transfer and other similar Taxes required as a result of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share or shall have established to the satisfaction of the Exchange Agent and Parent that such Taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares that have been converted into the right to receive the Merger Consideration are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Notwithstanding anything to the contrary in this Section 2.03, no holder of Uncertificated Shares held through the Depository Trust Company (“DTC”) shall be required to provide a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.02(a).

(g) Prior to the Effective Time, each of Parent, Merger Subsidiary and the Company shall cooperate to establish procedures with the Exchange Agent and DTC with the objective that the Exchange Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02(a) that are held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding as of immediately prior to the Effective Time (other than such Shares converted or canceled, as applicable, pursuant to Section 2.02(b) or Section 2.02(c)) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and has properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such Shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares or transfer of such Uncertificated Shares, as the case may be, in accordance with Section 2.03. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05. Treatment of Company Equity Awards.

(a) At or immediately prior to the Effective Time, each option to purchase Shares granted under the Company Stock Plan (a “Company Option Award”) that is outstanding immediately prior to the Effective Time shall vest in full and be cancelled and converted into the right to receive an amount of cash equal to the product of (i) the number of Shares that were purchasable upon exercise of such Company Option Award, multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option Award. For the avoidance of doubt, any Company Option Award, whether vested or unvested, with a per share exercise price greater than or equal to the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each restricted share unit with respect to Shares granted under the Company Stock Plan (each such unit, a “Company RSU Award”) that was (i) granted prior to the date of this Agreement or granted after the date of this Agreement and specified in Section 6.01(m) of the Company Disclosure Schedule as being subject to this Section 2.05(b) and/or (ii) to a non-employee member of the Board of Directors that is outstanding immediately prior to the Effective Time shall vest in full and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Shares that were subject to such Company RSU Award, multiplied by (B) the Merger Consideration.

(c) At or immediately prior to the Effective Time, each Share subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan (each such award of Shares, a “Company Restricted Share Award”) that was (i) granted prior to the date of this Agreement and/or (ii) to a non-employee member of the Board of Directors that is outstanding immediately prior to the Effective Time shall vest in full and be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.02(a).

(d) The Company shall take such action as may be necessary under the Company ESPP to ensure, provide for or cause the following to occur: (i) except for the offering period under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. If the Effective Time would occur during the Final Offering Period, (i) the accumulated contributions of the participants in such offering period shall be used to purchase Shares as of such date as the Company determines in its sole discretion (provided that such date shall be no later than five (5) Business Days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the Company ESPP. As promptly as practicable following the purchase of Shares in accordance with the foregoing clause (ii), the

Company shall return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

(e) Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation or of Parent (in Parent’s sole discretion) to each holder of a Company Option Award, Company RSU Award or Company Restricted Share Award, as applicable, any amounts that become due pursuant to this Section 2.05, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(f) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plan and the Company ESPP) shall adopt resolutions, provide any notices, obtain any consents or take any other actions as are necessary to provide for the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of any Company Option Award outstanding as of the date hereof), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide Parent and the holders of Shares and equity awards of the Company the same economic effect for the aggregate Shares and equity awards of the Company held thereby, as applicable, as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.06 shall permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or

Parent, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, that the name of the Surviving Corporation shall be “ChemoCentryx, Inc.”

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated such that the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, that the name of the Surviving Corporation shall be “ChemoCentryx, Inc.”

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed by the Company with the SEC or publicly furnished by the Company to the SEC, in each case, on or after January 1, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Company Certificate and bylaws of the Company, each as amended to the date of this Agreement, are on file with the SEC. The Company is not in violation of any provisions of the Company Certificate or bylaws of the Company, except as would not reasonably be expected to be material to the Company.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held on or prior to the date hereof, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, to recommend the adoption of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders, each of which resolutions, as of the date hereof, have not been rescinded, modified or withdrawn in any way.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust, foreign investment, or similar Applicable Law of any jurisdiction outside of the United States (such Applicable Laws, collectively with the HSR Act, “Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate or bylaws of the Company or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). At the close of business on August 2, 2022, there were (i) 71,357,303 Shares outstanding (including 32,960 Company Restricted Share Awards); (ii) an aggregate of 3,478,505 Shares reserved for future issuance under the Company Stock Plan; (iii) an aggregate of 7,233,930 Shares subject to outstanding Company Option Awards; (iv) an aggregate of 618,513 Shares subject to outstanding Company RSU Awards; (v) 999,618 Shares reserved for future issuance pursuant to the Company ESPP; and (vi) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plan or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as set forth in Section 4.05(a) and Section 4.05(c) of the Company Disclosure Schedule and except for changes since August 2, 2022 resulting from the exercise, settlement or forfeiture of Company Equity Awards outstanding on such date, in each case in accordance with the terms of the Company Stock Plan and Company Equity Award, as of the date hereof there are no issued, reserved for issuance or outstanding (i) Shares, shares of Company Preferred Stock, Company Option Awards, Company RSU Awards, or other shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) subscriptions, warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Other than the Company Stock Plan and the award agreements thereunder governing the Company Option Awards, Company RSU Awards and Company Restricted Share Awards, there are no stockholder agreements or voting trusts (or other agreements or commitments restricting the transfer or affecting the voting rights of any Company Securities) to which the Company or any of its Subsidiaries is a party or is bound, and there are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company. Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on matters on which the holders of Shares have the right to vote. No Company Securities are owned by any Subsidiary of the Company.

(c) Section 4.05(c) of the Company Disclosure Schedule sets forth a true and correct list, as of the close of business on August 2, 2022, of (i) each Company Option Award, Company RSU Award and Company Restricted Share Award (collectively, “Company Equity Awards”), (ii) the name of the Company Equity Award holder, (iii) the number of Shares underlying each Company Equity Award and (iv) the date on which the Company Equity Award was granted, (v) the exercise price of each Company Option Award, and (vi) whether each Company Option Award is a nonqualified stock option or intended to qualify as an incentive stock option under the Code. Each Company Option Award has an exercise price per share that is at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying shares on the date of grant.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock and other voting securities of, and ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). Except for shares of capital stock or voting securities of or ownership interests in the Company’s Subsidiaries that are owned by the Company or a wholly owned Subsidiary of the Company, there are no issued, reserved for issuance or outstanding

(i) shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, or securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for, any capital stock or other voting securities of or ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other Person other than the Subsidiaries of the Company. There are no outstanding agreements, commitments or obligations of the Company or any Company Subsidiary to purchase, subscribe for or otherwise acquire equity or similar interests, or make any investment (in the form of loan, capital contribution or similar transaction) in, any corporation, partnership, joint venture or other Person other than any wholly owned Company Subsidiary.

(c) The Company has made available to Parent prior to the date hereof a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2020. None of the Subsidiaries of the Company is, or at any time since January 1, 2020 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed (or, if amended, revised, modified or superseded by a filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company (i) has designed and at all times since January 1, 2020, has maintained disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and

(B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2020, to the knowledge of the Company, the Company has not received and is not the subject of any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2020, to the knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited financial statements, for the absence of footnote disclosure and subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09. Proxy Statement.

(a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. From December 31, 2021 through the date of this Agreement, (a) (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice (except for matters relating to the transactions contemplated hereby and this Agreement and discussions, negotiations and transactions related thereto) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent would constitute a breach of Section 6.01(b), Section 6.01(e), Section 6.01(f), Section 6.01(i), Section 6.01(n), Section 6.01(r) or (solely as it relates to the foregoing Sections) Section 6.01(s); and (b) there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet (or in the notes thereto); (b) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (c) liabilities arising in the ordinary course of business in connection with performance of obligations of the Company or its Subsidiaries under contracts (other than those liabilities resulting from any breach thereof); (d) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (e) liabilities incurred pursuant to the terms of this Agreement and in connection with the transactions contemplated hereby.

Section 4.12. Compliance with Laws.

(a) The Company and each Subsidiary of the Company is, and since January 1, 2020, has been, in compliance with all Applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2020, neither the Company nor any of its Subsidiaries have been given written notice of, or been charged with, any violation of any Applicable Law, and to the knowledge of the Company, no such charge has been threatened, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2017, neither the Company, any of its Subsidiaries nor any director or officer thereof nor, to the Company’s knowledge, any employee or agent of the Company or any of its Subsidiaries in each case, acting in the capacity of an employee or agent of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) directly or indirectly used, given, offered, promised or authorized to give, any money or thing of value to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries, in the case of each of clauses (i) and (ii), that would violate the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or the Anti-Bribery Laws of the People’s Republic of China or any other Applicable Law.

Section 4.13. Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its applicable Subsidiary has filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, and all such filings, declarations, listings, registrations, reports or submissions were in compliance with Applicable Law when filed (or were corrected or supplemented by a subsequent submission) and since January 1, 2020, the Company has not received written notice of any deficiencies asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company’s and its Subsidiaries’ products and product candidates, including the Product, are being and since January 1, 2017, have been, researched, developed, tested, studied, manufactured, processed, packaged, stored, supplied, licensed, imported, exported, distributed, labeled, advertised, promoted, marketed, commercialized, sold or disposed, as applicable, by or on behalf of the Company or its Subsidiaries in compliance with applicable Healthcare Laws. As of the date of this Agreement, since January 1, 2020, none of the Company or any of its Subsidiaries has received any written notices or other written communication from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none the Company or any of its Subsidiaries has (i) made an untrue statement of a material fact to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, including with respect to scientific data or information, that (in any such case) at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or for any Governmental Authority to invoke any similar policy or law. As of the date of this Agreement, none of the Company or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any directors, officers, employees, agents or clinical investigators of the Company or any of its Subsidiaries, has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar law or (b) exclusion under 42 U.S.C. Section 1320a 7 or any similar law.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance and, since January 1, 2020, have been in compliance with all Healthcare Laws applicable to the operation of their respective businesses as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the civil False Claims Act (31 U.S.C. Section 3729 et seq.); (ii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act; and (iii) laws which are cause for exclusion from any federal health care program. The Company has not received written notice of any enforcement, regulatory or administrative action or proceeding that is pending, and, to the knowledge of the Company, no such enforcement, regulatory or administrative action or proceeding has been threatened in writing, against the Company or any of its Subsidiaries under the FDCA, the Anti-Kickback Statute or similar laws, other than any such proceeding that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries, and to the knowledge of the Company, each Development Partner, hold all Governmental Authorizations from the FDA and all other Governmental Authorities that are required for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted, and all such Governmental Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Governmental Authorities, if any, and (iii) in compliance with all formal filing and maintenance requirements and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement, in and of themselves, would not cause the revocation or cancellation of any such Governmental Authorization held by the Company and its Subsidiaries.

(f) Since January 1, 2020, there have been no recalls, field notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices or other notices of action relating to a safety concern or alleged lack of regulatory compliance of any product or product candidate, including the Product, of the Company or any of its Subsidiaries.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Person has filed against the Company or any of its Subsidiaries any action relating to the Company or any of its Subsidiaries under any applicable federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no claims, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, alleging that the Company or any of its Subsidiaries has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any product or product candidate, including the Product, of the Company or any of its Subsidiaries.

Section 4.14. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Properties.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all material property and assets reflected on the Company Balance Sheet (but excluding Intellectual Property Rights which are covered by Section 4.16) or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, in each case free and clear of all Liens, except Permitted Liens.

(b) None of the Company or any of its Subsidiaries owns, or since January 1, 2020, has owned, any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, with respect to the Company and, to the knowledge of the Company, the other party, binding, and in full force and effect and enforceable in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) since January 1, 2020, neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease. Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of each Lease as of the date hereof, true and complete copies of which have been made available to Parent prior to the date hereof.

Section 4.16. Intellectual Property Rights.

(a) Section 4.16(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the date and jurisdiction of application/registration (including with respect to domain names, the applicable Internet domain name registrar), (iii) the application or registration number and (iv) any other co-owners, in each case, for each item of material Registered IP owned in whole or in part by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries. Each of the patents and patent applications included in such material Registered IP properly identifies by name each and every inventor of the claims thereof as determined in accordance with Applicable Law, and proper invention assignments for such inventors have been timely filed with the United States Patent and Trademark Office or its foreign equivalent, to the extent necessary or advisable under Applicable Law. The material Registered IP is subsisting, and, to the knowledge of the Company, the issued and granted items included therein are valid and enforceable. No interference, opposition, reissue, reexamination or other proceeding of any nature (other than ordinary course initial examination proceedings at the United States Patent and Trademark Office and foreign equivalents thereof) is pending or, to the knowledge of the Company, threatened, in which the scope, validity, enforceability, inventorship or ownership of any Registered IP is being or has been contested or challenged.

(b) The Company owns and possesses all right, title and interest in and to all material Company IP owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Company IP”) (except for the right, title and interest of any co-owner disclosed on Section 4.16(a) of the Company Disclosure Schedule), free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights used in or necessary for (i) the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) the development, manufacturing and commercialization (in each case, as currently conducted and as proposed to be conducted) of the products or product candidates, including the Product, that are in clinical development or being marketed or sold by or on behalf of the Company or its Subsidiaries, which, in each case will be owned or available for use, following the consummation of the transactions contemplated by this Agreement, on the same terms (including the same payment obligations) as they were owned or available for use by the Company and its Subsidiaries immediately prior to the Effective Time. No employee, director, independent contractor or consultant of the Company or any of its Subsidiaries or other Person (other than as disclosed on Section 4.16(a) of the Company Disclosure Schedule) owns or has any claim, right (whether or not currently exercisable) or interest to or in any Owned Company IP and each employee, director, independent contractor or consultant of the Company or any of its Subsidiaries who is or was involved in the creation or development of any Intellectual Property Rights on behalf of the Company or any of its Subsidiaries, pursuant to such individual’s activities on behalf of the Company or any of its Subsidiaries, has signed a written agreement containing a present assignment to the Company or its applicable Subsidiary of Intellectual Property Rights arising from such activities and appropriate confidentiality provisions protecting the Owned Company IP.

(c) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create Owned Company IP or, to the knowledge of the Company, any other material Company IP, except for any such funding or use of facilities or personnel that has not and would not reasonably be expected to result in such Governmental Authority or institution obtaining any ownership rights to (or the right to obtain any ownership rights to) such Company IP, or any rights to receive royalties or other rights to use or exploit any Company IP.

(d) Section 4.16(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries (i) has a license or other right to any material Intellectual Property Right that is used to develop, manufacture or commercialize, or is incorporated into or distributed with, any product or product candidate of the Company or any of its Subsidiaries, including the Product (other than any material transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or commercially available off-the-shelf software licenses, in each case, entered into in the ordinary course of business) (each an “Inbound License”) or (ii) has granted a license or other right to any material Company IP (other than any material transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, or non-exclusive outbound licenses, in each case, entered into in the ordinary course of business) (each an “Outbound License”).

(e) (i) To the knowledge of the Company, neither the operation of the business of the Company or its Subsidiaries nor the making, use, import, sale, offer for sale or other disposition of any product or product candidate of the Company or any of its Subsidiaries, including the Product, infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated since January 1, 2020 any Intellectual Property Right of any other Person; and (ii) to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company IP since January 1, 2020. No action, suit, investigation or proceeding is pending or has been served since January 1, 2020 (or, to the knowledge of the Company, is being threatened) against the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company IP. Since January 1, 2020, none of the Company or any of its Subsidiaries has received or asserted any written notice or other written communication (including cease and desist letters) relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any of its Subsidiaries or of any Company IP by any other Person.

(f) The Company and its Subsidiaries have taken reasonable security and other measures to protect the Company IP, including reasonable measures against unauthorized disclosure, to maintain and protect the secrecy, confidentiality and value of its trade secrets and other technical information, and to the knowledge of the Company, such trade secrets and other technical information have not been used by, disclosed to or uncovered by any Person except pursuant to written, valid and appropriate non-disclosure agreements which have not been breached.

(g) None of the Company or any of its Subsidiaries has been a member or promoter of, or a contributor to any industry standards body or any similar organization that would require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP.

(h) None of the Company IP is subject to any pending or outstanding order, judgment, decree, injunction or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing of any such Company IP by the Company or any of its Subsidiaries.

Section 4.17. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been filed when due (taking into account applicable extensions) in accordance with all Applicable Laws, and all such Tax Returns are true and complete in all respects.

(b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable (whether or not shown on any Tax Return). All Taxes that the Company or any of its Subsidiaries is or was required by Applicable Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid (or set aside for payment when due) to the appropriate Governmental Authority.

(c) The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) in accordance with GAAP. None of the Company or any of its Subsidiaries has incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the Merger.

(d) There is no written claim, audit, action, suit, proceeding, examination or investigation pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Taxes or Tax matters.

(e) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

(f) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g) No jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns has made a claim in writing which has not been resolved that the Company or such Subsidiary is or may be liable for Tax in that jurisdiction. None of the Company or any of its Subsidiaries has been subject to Tax in any jurisdiction other than its country of incorporation by virtue of having a permanent establishment (as defined by applicable Tax treaty) or other place of business or taxable presence in that jurisdiction.

(h) There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency

(i) No adjustment with respect to any Tax Return, claim for any additional Tax, or deficiency for Taxes has been received by the Company or any of its Subsidiaries, except for such adjustment, claim, or deficiency that has been fully satisfied by payment, settled or withdrawn. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(j) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any of its Subsidiaries), (ii) is a party to or bound by, or has any obligation under, any agreement or arrangement relating to the apportionment, sharing, assignment, allocation or indemnification of or for any Tax or Tax asset (other than (A) an agreement solely between or among the Company and any of its Subsidiaries or (B) an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters) or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor, by contract or otherwise. None of the Company or its Subsidiaries has made an election under Section 965(h) of the Code.

(k) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan, agreement, program, practice or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to, or required to be maintained, administered or contributed to, by the Company or any ERISA Affiliate and covers or is for the benefit of any employee or former employee or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. The Company has made available to Parent as of the date hereof true and correct and complete copies, to the extent applicable, of (i) all Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all amendments thereto, (ii) the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any

Employee Plan or trust provided pursuant to clause (i), (iii) the most recent summary plan description and material modifications thereto with respect to any Employee Plan provided pursuant to clause (i), (iv) the most recent financial statements and actuarial reports for each Employee Plan (v) the most recent IRS determination letter or opinion letter upon which the Company may rely regarding its qualified status under the Code for each Employee Plan, and (vi) all material non-routine correspondence received by the Company from any Governmental Authority with respect to each Employee Plan in the last three (3) years.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time and (ii) without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six (6) years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, (i) each Employee Plan has been established, administered and maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan, and (ii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued to the extent required to be accrued in accordance with GAAP.

(e) No Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(f) Except as provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee or other service provider of the Company or any of its

Subsidiaries to severance pay, any increase in severance pay or any other compensatory payment solely as a result of the transactions contemplated hereby, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, (iii) increase any benefits under any Employee Plan, or (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Plan or related trust. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other service provider of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(h) No Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required by Section 4980B of the Code.

(i) To the knowledge of the Company, there is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plan before any Governmental Authority or otherwise. There are no pending or, to the knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted and, to the knowledge of the Company, no set of circumstances exists that may be reasonably likely to give rise to a material claim or lawsuit against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans.

(j) No Employee Plan is subject to the laws of any jurisdiction outside of the United States or covers or provides compensation or benefits to any individuals who primarily reside outside of the United States.

Section 4.19. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with a labor union, works council or other labor organization. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) activity, proceeding or other organizing effort by a labor union or representative thereof to the knowledge of the Company seeking to represent any employees of the Company or any of its Subsidiaries; or

(iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action contemplated by clauses (i), (ii) or (iii).

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours and occupational safety and health. Neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

(c) To the knowledge of the Company, since January 1, 2017, (i) no allegations of sexual harassment, discrimination or sexual misconduct have been made against any member of the Board of Directors or any officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act, (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board of Directors or any officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act, and (iii) there have been no, and there are no proceedings currently pending or, to the knowledge of the Company, threatened, related to any allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board of Directors or any officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act.

Section 4.20. Data Protection; Company Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, during the past three (3) years, the Company and its Subsidiaries have taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information and pre-clinical, clinical and other similar material data and information is protected against loss and against unauthorized access, use, modification or disclosure. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, during the past three (3) years, the Company and its Subsidiaries, and to the knowledge of the Company, each Third Party acting on behalf of the Company, (i) has complied with all Data Privacy and Security Requirements and contractual and fiduciary obligations, including in connection with any pre-clinical and clinical trials and otherwise, with respect to the collection, storage, use, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner, or to the knowledge of the Company, maintained by Third Parties having authorized access to such information; (ii) has not been subject to any unauthorized access, acquisition, disclosure or other security breaches with respect to any Personally Identifiable Information; and (iii) has not received notice in writing of, or to the knowledge of the Company, otherwise been subject to, any complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority)

regarding any (A) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information, or (B) violation of any Data Privacy and Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not violate any Data Privacy and Security Requirement applicable to the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all third-party software used by the Company and its Subsidiaries for their respective businesses as currently conducted and have complied with the terms of the corresponding agreements. Since January 1, 2020, there have been no material unauthorized intrusions or other material security breaches, or material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein). The Company and its Subsidiaries have taken commercially reasonable actions designed to protect the security and integrity of the Company Systems, including taking and storing on-site and off-site of back-up copies of material data and information.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (x) the Company and its Subsidiaries own, and have possession of or control over, all of the Company’s and any of its Subsidiaries’ Personally Identifiable Information and pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information, and (y) such data and information (i) does not include non-key-coded clinical trial participant information or the means for reversing key coding, (ii) is located at the Company’s or its applicable Subsidiary’s premises (excluding cloud-based or SaaS-based hosting and storage platforms) and in the Company Systems and is generally available and accessible to the Company and its Subsidiaries and is stored and backed-up on a regular basis, and (iii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Company and its Subsidiaries), immediately following the Effective Time, free and clear of any Liens. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (A) the Company and its Subsidiaries have obtained all consents and approvals that are required under Data Privacy and Security Requirements or other applicable laws and necessary to collect, process, use and disclose the Personally Identifiable Information in their possession, and (B) there is no unauthorized use by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective third-party service providers, of such Personally Identifiable Information.

Section 4.21. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2020, in compliance with the terms of such permits; and

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any liability, remedial obligation or corrective action requirement under applicable Environmental Laws.

Section 4.22. Material Contracts.

(a) Prior to the date hereof, the Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.22(a) of the Company Disclosure Schedule:

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $1,000,000 or more per annum;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including capital and finance leases and reimbursement obligations in respect of letters of credit) of $2,500,000 or more (other than loans to direct or indirect wholly-owned Subsidiaries of the Company), any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements and any contract or arrangement that gives rise to a Lien (other than a Permitted Lien) on the material assets of the Company or any of its Subsidiaries;

(iv) any contract with respect to a joint venture, partnership, profit-sharing, strategic alliance, collaboration or other similar arrangement, or any contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership, profit-sharing, strategic alliance or other similar arrangement, in each case, other than material transfer agreements and collaboration arrangements with universities, in each case, entered into in the ordinary course of business and not, individually or in the aggregate, material to the Company or its Subsidiaries;

(v) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $2,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vi) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(vii) any Inbound License and any Outbound License;

(viii) any settlement agreement or similar contract that materially restricts the Company’s or any of its Subsidiaries’ right to use any Intellectual Property Rights or that otherwise restricts in any material respect the operations or conduct of the Company or any Subsidiary of the Company (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(ix) any contract (other than an Employee Plan) with an Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of 5% or more of the Shares, or any of their immediate family members, or, to the knowledge of the Company, any of their Affiliates (other than the Company);

(x) any contract with any Governmental Authority under which payments in excess of $500,000 were received by the Company in the most recently completed fiscal year;

(xi) any contract pursuant to which the Company or any of its Subsidiaries has contingent obligations or is entitled to contingent benefits that upon satisfaction of certain conditions precedent will result in payment or receipt by the Company and its Subsidiaries collectively of more than $1,000,000 in the aggregate over a twelve (12)-month period, in either milestone payments or royalties upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(xii) any contract (A) limiting the freedom or right of the Company or any of its Affiliates, in any material respect, to engage in any line of business, drug discovery or development program, therapeutic area or geographic area or with respect to any class of compounds, molecules or products, or with any Person or to compete with any other Person in connection with any of the foregoing or to make use of any material Company IP, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or (C) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or any of its Affiliates to research, develop, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person or in any geographic region;

(xiii) any contract that relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trial services to be performed on behalf of the Company or any of its Subsidiaries and provides for minimum future payment obligations in excess of $500,000 which contract cannot be cancelled or terminated by the Company without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to such termination date); and

(xiv) any contract (other than contracts of the type described in the subclauses above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $1,000,000 per annum or $2,000,000 in the aggregate.

(b) Except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid and binding, with respect to the Company and, to the knowledge of the Company, the other party, and in full force and effect and, to the Company’s knowledge, enforceable by the Company or its applicable Subsidiary in accordance with its terms (subject, with respect to such enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, result in a right of termination, modification or renegotiation for the other party to such Material Contract, or cause or permit acceleration of or other changes to any right of the other party thereto or obligations of the Company or its applicable Subsidiary thereunder, and, since January 1, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, the waiver of which would, individually or the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.23. Finders’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other intermediary entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total fees payable to Goldman Sachs & Co. LLC in connection with the Merger and the transactions contemplated by this Agreement have been made available by the Company to Parent prior to the date hereof.

Section 4.24. Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and other matters and limitations set forth therein, the $52.00 per Share cash consideration to be paid to the holders of Shares (other than Parent and its Affiliates) in the Merger is fair, from a financial point of view, to such holders.

Section 4.25. Antitakeover Statutes. Assuming the representations and warranties of Parent set forth in Section 5.09 are true and correct, the Board of Directors has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other Takeover Statute.

Section 4.26. Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.27. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Section 4.28. No Reliance. Except as expressly addressed or included in the representations or warranties made by Parent and Merger Subsidiary in Article 5, the Company acknowledges that neither Parent nor Merger Subsidiary nor any other Person makes, and that the Company has not relied upon, any representation or warranty with respect to any forecasts, budgets, projections or estimates (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such forecasts, budgets, projections or estimates) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed by Parent with the SEC (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2020 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of the Delaware pursuant to the DGCL and the adoption of this Agreement by Parent, as the sole stockholder of Merger Subsidiary (which adoption shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (b) compliance with any applicable requirements of Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material contract of Parent or its Subsidiaries; or (d) result in the creation or imposition of any Lien on any property or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06. Finders’ Fees. Except for PJT Partners LP, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent in connection with the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has sufficient cash or other liquid financial resources or undrawn financing commitments to, and at the Effective Time Parent will have available the cash necessary to, consummate the Merger and the other transactions contemplated by this Agreement, including the payment in cash of the aggregate Merger Consideration at the Effective Time, and to pay all related fees and expenses, and to discharge Parent’s other liabilities as they become due.

Section 5.08. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or Merger Subsidiary before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.09. Ownership of Shares. None of Parent, Merger Subsidiary or any of their Subsidiaries has at any time in the three (3) years preceding the date of this Agreement been an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.10. No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Subsidiary, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent, Merger Subsidiary, or any of its or their Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Section 5.11. No Reliance. Except as expressly addressed or included in the representations or warranties made by the Company in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person makes, and that neither

Parent nor Merger Subsidiary has relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that except as expressly addressed or included in the representations or warranties made by the Company in Article 4, neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Subsidiary relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) conduct in all material respects its business in the ordinary course of business consistent with past practice and (y) preserve intact the material components of its current business organizations and relationships and goodwill with material suppliers, material customers, Governmental Authorities and other material business relations and to keep available the services of its present executive officers and key other employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to:

(a) (i) amend the Company Certificate or the bylaws of the Company, or (ii) amend in any material respect the certificate or articles of incorporation, bylaws or other similar organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof or otherwise) in respect of its capital stock or other equity or voting interests or Company Securities or Company Subsidiary Securities, except for dividends by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any

Company Subsidiary Securities, other than (A) the withholding or reacquisition of Shares to satisfy Tax withholding obligations or payment of the applicable exercise price with respect to Company Equity Awards and (B) the acquisition by the Company of Company Securities in connection with the forfeiture of such Company Securities pursuant to the terms of any Company Equity Award;

(c) (i) issue, deliver, encumber, pledge, grant, transfer or sell, or authorize the issuance, delivery, encumbrance, pledge, grant, transfer or sale of, any shares of its capital stock or other equity or voting interests or any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise or settlement of Company Equity Awards that are outstanding on the date of this Agreement or issued in compliance with this Agreement after the date of this Agreement, in each case in accordance with the Company Stock Plan and the applicable award agreement, (B) Shares issued upon the exercise of purchase rights under the Company ESPP in accordance with this Agreement, or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) form any Subsidiary;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $1,000,000 in the aggregate, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business consistent with past practice;

(f) sell, lease, encumber, license, sublicense or otherwise transfer or dispose of, waive, relinquish or permit to lapse, fail to protect or enforce, or otherwise subject to any Lien (other than any Permitted Lien) any of its material rights, assets, securities, properties (including Intellectual Property Rights), interests or businesses or any assets or property the value or purchase price which exceeds $1,000,000 individually or $2,500,000 in the aggregate, except, in the case of any of the foregoing (A) in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements in the ordinary course of business consistent with past practice) or (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company;

(g) other than in connection with actions expressly permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(h) enter into any new line of business or abandon or discontinue any existing line of business, it being understood that clinical trials planned as of the date hereof and conducted in the ordinary course of business shall not constitute new lines of business;

(i) incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than any borrowings (i) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or (ii) incurred under the Existing Credit Agreement as in effect as of the date hereof in an amount not in excess of $2,000,000;

(j) make or authorize, or make any commitment with respect to, capital expenditures that, in the aggregate, exceed one-hundred and fifteen percent (115%) of the aggregate total of the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been made available to Parent prior to the date hereof);

(k) (i) enter into or terminate, or (ii) materially amend, renew, extend, materially modify or waive any material rights or obligations under any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract), including any letter agreement, schedule, exhibit or similar document ancillary to such Material Contract, except (x) in the case of clause (i), for (A) normal expirations of Material Contracts in the ordinary course of business consistent with past practice and (B) entry into commercial contracts in the ordinary course of business consistent with past practice that are not the type of Material Contract contemplated by Section 4.22(a)(v), Section 4.22(a)(xii) or Section 4.22(a)(xiv) and (y) in the case of clause (ii), amendments, renewals, extensions, modifications and waivers in the ordinary course of business consistent with past practice, provided that any such amendment, renewal, extension, modification or waiver (A) does not materially extend the term or duration of such Material Contract and (B) would not create or result in new or additional obligations on the part of the Company or any of its Subsidiaries of the type contemplated by Section 4.22(a)(v), Section 4.22(a)(xii) or Section 4.22(a)(xiv); provided, that, with respect to any request for consent to take the actions set forth in clause (ii) of this Section 6.01(k) with respect to the types of Material Contracts contemplated by Section 4.22(a)(xiv), Parent’s consent shall be deemed granted if (1) such request for consent is delivered to Parent in writing and includes a reasonable description of the material terms of the proposed entry into, amendment, renewal, extension, modification or waiver of such contract and (2) no response thereto is received from Parent within three (3) Business Days thereof;

(l) adopt, approve, modify or amend any material plan or program with a Development Partner relating to the development or commercialization of any of the Company’s or its Subsidiaries’ products or product candidates, including the Product, including any decision or action with respect thereto that is subject to joint governance approval with any such Development Partner, or make any material and binding proposal or commitment to a Development Partner regarding the adoption, approval, modification or amendment of any such plan or program;

(m) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof or as otherwise amended in accordance with the terms of this Agreement), (i) increase the compensation, bonus, incentive compensation, severance, termination pay or other benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries, (ii) enter into, establish, adopt, amend or terminate any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date of this Agreement), other than (x) de minimis administrative amendments in the ordinary course of business to Employee Plans solely providing health and welfare benefits that do not materially increase the cost or expense of maintaining, or materially increase the benefits payable under, such Employee Plans, or (y) entry into at-will offer letters that do not provide for severance entitlements (other than eligibility to participate in the U.S. Employee Change in Control Severance Plan as in effect on the date hereof) consistent with past practice for new hires below the level of senior director and with an annual base salary of less than $250,000 consistent with clause (viii) below, (iii) make any contributions or payments to any trust or other funding vehicle with respect to any Employee Plan, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) pay, grant or award any Company Equity Awards or other incentive awards, (vi) (A) accelerate the payment or vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of any Company Equity Award, or (B) accelerate the payment or vesting of any other compensatory payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider, (vii) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with the Company’s expense reimbursement policies), (viii) hire or engage or promote any employee, independent contractor or consultant with an annual base salary or annual base compensation of $250,000 or more or, in the case of an employee, who is at or above the level of senior director, or (ix) terminate (other than for cause) the employment or services of any employee, independent contractor or consultant whose annual base salary or annual base retainer is in excess of $250,000 or, in the case of an employee, who is at or above the level of senior director;

(n) change the Company’s financial accounting methods, principles or practices, except as required by changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(o) settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, (i) any litigation, investigation, arbitration, proceeding, dispute or other claim involving or against the Company or any of its Subsidiaries except for settlements requiring payment of not more than $500,000 in the aggregate and that do not impose any restrictions on the business or operations of the Company and its Subsidiaries (other than customary confidentiality and non-disclosure obligations) or involve any injunctive or other non-monetary relief or any license, cross license or similar agreement with respect to Intellectual Property Rights, and in each case that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries, or (ii) any litigation, investigation, arbitration, proceeding, demand dispute or other claim that relates to the transactions contemplated hereby;

(p) adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q) enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(r) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, change any Tax accounting period, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes or Tax attributes, request any material Tax ruling, settle or compromise any material Tax proceeding, extend or waive any statute of limitations with respect to a material amount of Taxes or Tax attributes, or surrender any claim for a material refund of Taxes; or

(s) agree, resolve or commit to do any of the foregoing.

Nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with and subject to the terms and conditions hereof, complete control and supervision of its and its respective Subsidiaries’ respective operations.

Section 6.02. Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement dated as of January 7, 2022 between the Company and Parent (the “Confidentiality Agreement”), upon reasonable advance notice, the Company shall: (a) give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours of the Company to the offices, properties, books and records of the Company and its Subsidiaries (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company); (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data, personnel records, human resources data and other information as Parent may reasonably request; and (c) cause the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or inspection. No investigation pursuant to this Section 6.02 shall cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to any party. Notwithstanding the foregoing provisions of this Section 6.02, and without limiting Section 6.03, nothing in this Section 6.02 shall require the Company to grant access to, or to disclose or make available, any documents or information to Parent or any other Person if (i) such access or disclosure would, in the Company’s reasonable discretion, (x) jeopardize any attorney-client privilege, work-product doctrine or other applicable legal privilege (so long as the Company has reasonably cooperated with Parent to permit access to or disclosure of such information on a basis that does not waive such privilege or protection with respect thereto), (y) contravene or result in a violation, default or breach of any Applicable Law, fiduciary duty or binding contract (including any confidentiality agreement to which the Company or its Affiliates is a party) in effect as of the date hereof or give any Person the right to terminate or accelerate the rights under any such contract or (z) such access or disclosure would result in the disclosure of any trade secret to a third party, (ii) such documents or information are reasonably pertinent to any adverse litigation, action, suit, claim, demand or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand or (iii) unless otherwise required to be provided under the terms of Section 6.03, such documents or information relate to any Acquisition Proposal (including, unless otherwise required to be provided under the terms of Section 6.03, any such materials presented to the Board of Directors or any financial, legal or other advisors to the Company or the Board of Directors). Information disclosed pursuant to this Section 6.02 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent the Company determines doing so may be reasonably required for the purpose of complying with Applicable Law. With respect to the information disclosed pursuant to this Section 6.02, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement and Additional Confidentiality Agreement. All requests for information made pursuant to this Section 6.02 shall be directed to an executive officer of the Company or other person designated by the Company in writing. Nothing in this Section 6.02 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information not in the possession of the Company or its Representatives or that the Company has a contractual right to obtain as of the time such information or materials are requested pursuant hereto.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of, or that would reasonably be expected to result in the submission of, any Acquisition Proposal; (ii) enter into or participate in any discussions (except solely to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.03) or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal; (iii) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (1) publicly and without qualification recommend against any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), or (2) fail to reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such request is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), it being understood and agreed that, other than requests for reaffirmation made by Parent within five (5) Business Days of the date that an Acquisition Proposal first becomes public, Parent shall be entitled to request a reaffirmation of the Company Board Recommendation on a maximum of two (2) occasions or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company may (A) engage in negotiations or discussions with any Third Party or Third Parties (and its and their Representatives and financing sources) that after the execution of this Agreement has made a bona fide Acquisition Proposal, and (B) furnish to such Third Party or Third Parties (and its or their Representatives and financing sources) non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent upon execution of such confidentiality agreement) with such Third Party or Third Parties with terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously made available to Parent) is made available to Parent prior to or concurrently with the time such information is provided to such Third Party or Third Parties (or its or their Representatives and financing sources); and provided, further, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal did not result from a breach of this Section 6.03 and (2) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(ii) if the Company receives a bona fide Acquisition Proposal on or after the date of this Agreement that did not result from a breach of this Section 6.03 and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, subject to compliance with this Section 6.03 and the procedures set forth in Section 10.01(d)(i), if applicable, (x) the Board of Directors may make an Adverse Recommendation Change or (y) the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in each case, if (A) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, (B) prior to effecting such Adverse Recommendation Change or terminating this Agreement, (1) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), (2) the Company has provided Parent with the identity of the Third Party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, and all correspondence relating thereto in accordance with Section 6.03(d), (C) if requested to do so by Parent, during the period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives any proposed amendments or modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) Business Day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require an additional notice to Parent and the four (4) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives such additional notice); and

(iii) if an Intervening Event occurs, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event; provided that (A) the Board of Directors determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law and (B) prior to effecting such Adverse Recommendation Change, (1) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to affect an Adverse Recommendation Change (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), which notice shall include a reasonably detailed description of such Intervening Event, (2) if requested to do so by Parent, during the period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed amendments or modifications to the terms and conditions of this Agreement and (3) no earlier than the end of such four (4) Business Day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period, and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any material change to the changes, events, circumstances or developments constituting the Intervening Event that was previously the subject of a notice hereunder shall require an additional notice to Parent and the four (4) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives such additional notice).

(c) Nothing contained in this Agreement, including in this Section 6.03, shall restrict the Board of Directors or the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided that, in the case of each of clauses (i) and (ii), any such disclosure or communication shall be deemed to be an Adverse Recommendation Change unless such disclosure or communication includes an express reaffirmation, without qualification, of the Company Board Recommendation.

(d) Required Notices. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any bona fide Acquisition Proposal or any offers, proposals, inquiries or indications of interest with respect thereto or that the Company believes is or that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the Third Party making the Acquisition Proposal or offer, proposal, inquiry or indication of interest, (ii) a summary of the material terms and conditions thereof (it being agreed that such summary will only be required to be provided to the extent such information is not included in the information and materials provided to Parent under clause (iii) hereof) and (iii) an unredacted copy of any written proposal, written offer, or other written material received from such Third Party or its Representatives in connection with an Acquisition Proposal, and shall keep Parent reasonably informed as to the status (including changes to the material terms or other material developments) of such Acquisition Proposal, offer, proposal, inquiry or indication of interest on a reasonably prompt basis and within twenty-four (24) hours of (i) any such material changes or material developments or (ii) any written request of Parent for such information. The Company shall also notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any initial request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination, would be more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed references to “50%.”

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or offer, proposal, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal and shall promptly (and in any event within one (1) Business Day of the date hereof) terminate access by any such Third Party and its Representatives to any physical or electronic data room relating to any such discussions or negotiations and request the return or destruction of all information furnished by the Company or on its behalf to any such Third Party and its Representatives, and shall enforce and not waive, amend or release any Third Party from the provisions of its confidentiality agreements with such Third Parties; provided, however, that the Board of Directors may, or may authorize the Company to, waive any standstill agreement with any Third Party, or any standstill provision included in a confidentiality agreement with any Third Party, in each case, subject to compliance with this Section 6.03, in response to an unsolicited request from a Third Party in the event that the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC the preliminary Proxy Statement, and the Company will use its reasonable best efforts to cause such filing to occur no later than August 29, 2022. Unless the Board of Directors has made an Adverse Recommendation Change in compliance with Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent shall provide the Company such assistance and cooperation as may be reasonably requested by the Company in the preparation of the information related to Parent or Merger Subsidiary to be included in the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as reasonably practicable (and in accordance with Applicable Law, the Company Certificate and bylaws of the Company) after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and, subject to Section 6.03(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that the Company may, and shall at the written request of Parent, postpone or adjourn the Company Stockholders’ Meeting on no more than two occasions (for the Company and Parent in the aggregate) and for no longer than ten (10) Business Days from the prior scheduled date and to a date no later than the fifth (5th) Business Day preceding the End Date:

(i) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval to be received at the Company Stockholders’ Meeting, whether or not a quorum is present; or

(ii) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Board of Directors has determined in good faith after consultation with outside legal counsel is reasonably likely to be required by Applicable Law and (B) for such supplemental or amended disclosure to be disseminated in a manner suitable under Applicable Law and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting.

(c) Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for adoption or approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries existing in favor of the present and former (in each case, as of the date hereof) officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) as provided (i) under the Company Certificate or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries and (ii) in any indemnification agreement between the Company or a Company Subsidiary and any such Indemnified Person in the form made available to Parent or its Representatives prior to the date hereof, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation (and Parent shall cause the Surviving Corporation to so observe) and its successors and assigns to the fullest extent available under Applicable Law; provided that any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 7.02(a) and the rights provided under this Section 7.02(a) until disposition of such claim.

(b) From and after the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under Applicable Law and the Company Certificate and the bylaws of the Company (as in effect as of the date hereof), indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened litigation, action, suit, claim, demand or proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under Applicable Law and the Company Certificate and the bylaws of the Company (as in effect as of the date hereof), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.02(b), subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 7.02(b).

(c) Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies (collectively, “D&O Tail Policy”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing directors’ and officers’ and fiduciary liability insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the current annual premium amount currently paid or payable by the Company with respect to its existing directors’ and officers’ insurance policies as in effect on the date hereof (the “Premium Cap”), and if the aggregate premium amount of such insurance coverage would exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to the Premium Cap. From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect (and Parent shall cause the Surviving Corporation to maintain in effect) the D&O Tail Policy.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and from and after the Effective Time are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified from and after the Effective Time in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.03. Employee Matters.

(a) For a period of not less than twelve (12) months after the Effective Time, Parent or the Surviving Corporation shall provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time during the period they continue to be employed by Parent, the Surviving Corporation and/or its or Parent’s Subsidiaries on and after the Effective Time (the “Covered Employees”) with (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation targets (including, but not limited to, bonuses and commissions), each of which is no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation targets provided to such Covered Employees immediately prior to the date hereof, (ii) severance pay and benefits that are no less favorable than the severance pay and benefits provided under the Employee Plans set forth on Section 7.03(a) of the Company Disclosure Schedule (the “Company Severance Plans”) as in effect on the date hereof, and (iii) benefits (excluding severance, equity and long-term incentive compensation) that are, in the aggregate and at a minimum, substantially equivalent to the benefits (excluding severance, equity and long-term incentive compensation) provided to similarly situated employees of Parent or its Subsidiaries. Parent agrees that, upon the Effective Time, Parent shall assume and honor all Employee Plans (including all severance and employment plans and agreements) for all Covered Employees, in each case, in accordance with their terms; provided that nothing herein shall prohibit Parent or the Surviving Corporation from amending, suspending or terminating any such Employee Plans (including any such severance and employment plans and agreements) in accordance with their terms and Applicable Law. Parent acknowledges that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition occurs. If, prior to the Closing, the Company has not granted annual equity awards for the 2023 fiscal year (as permitted by this Agreement), a Covered Employee will be eligible to receive an annual equity award for such fiscal year on a substantially similar basis as applies to a similarly situated employee of Parent and its Subsidiaries (as determined by Parent).

(b) Parent shall provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries on and after the Effective Time; provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan, (B) for purposes of any Parent Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (C) for purposes of any Parent Plan that is grandfathered or frozen to new participants, either with respect to level of benefits or participation or (D) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (ii) to the extent not prohibited by the terms, or by any third party administrator, of any fully insured medical, dental, pharmaceutical or vision benefit plan of Parent or the Surviving Corporation, credit each Covered Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Covered Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Covered Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or its Affiliates, as if such amounts had been paid in accordance with such plan (to the extent such credit would have been given under comparable Employee Plans prior to the Closing).

(c) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Employee Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions approved in connection with the foregoing termination shall be subject to the prior review and written approval of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), excluding rollovers of outstanding plan loans, in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) Other than with respect to confidential communications to or by the Board of Directors or in connection with an Adverse Recommendation Change in accordance with Section 6.03, prior to making any broad-based or any written communications to the directors, officers, employees or consultants of the Company or any of its Subsidiaries (other than any communications consistent in all material respects with prior communications made by the Company or Parent) pertaining to compensation or benefit matters that relate to the Merger, the Company shall, to the extent not prohibited by Applicable Law, (i) provide Parent with a copy of the intended communication, (ii) give Parent a reasonable period of time to review and comment on the communication and (iii) consider any such comments in good faith.

(e) No later than fifteen (15) days after the date of this Agreement, the Company shall provide to Parent a list of the employees of the Company and its Subsidiaries as of the date of this Agreement, describing or identifying each employee’s name, employee identification number, employing entity, position or title, annual salary (or base hourly wage rate), short-term cash incentive compensation opportunity (including target and maximum opportunities), amount of last annual bonus paid, other incentive compensation, assigned work location, leave of absence status, overtime and minimum wage exemption classification, full-time, part-time, temporary or seasonal employee status, employee or independent contractor / non-employee classification, Company service date and annual target long-term incentive opportunity for 2022. Prior to the Closing, the Company shall cooperate in good faith with Parent and its Affiliates to timely provide to Parent updates to the foregoing information (but in no event more frequently than monthly) and such other data as reasonably requested by Parent to provide benefits, payroll, or any other employee-related service to Company employees, to the extent permitted by Applicable Laws.

(f) The parties shall take the actions necessary to implement the commitments set forth on Section 7.03(f) of the Company Disclosure Schedule.

(g) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith (including any dependent or beneficiary thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be the establishment of or an amendment or modification to any Employee Plan, Parent Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose; (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate or discharge any employee or other service provider of the Company or any of its Subsidiaries, including any Covered Employee, at any time for any reason whatsoever, with or without cause; or (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, Parent Plan or employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Antitrust Laws or other Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Authorities and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) obtain all other approvals, consents, ratifications, permissions, waivers or authorizations from Governmental Authorities or other Third Parties necessary, proper or advisable in connection with the transactions contemplated by this Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, that, in connection with any of the foregoing clauses (i) through (iii), the Company shall not agree to (x) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payment) or concede anything of monetary or economic value or (y) amend, supplement or modify any contract in any manner that would be adverse to the interest of the Company or, after the Merger, Parent and its Subsidiaries, in each case, without the prior written consent of Parent.

(b) The parties agree to use their reasonable best efforts to promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the U.S. Federal Trade Commission (the “FTC”) or U.S. Department of Justice (“DOJ”), or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the transactions contemplated hereby, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any order in any action or legal proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date. Such reasonable best efforts by the parties and/or their Affiliates shall include (1) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, (2) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries and (3) agreeing to such limitations on the conduct or actions with respect to any particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably practicable (and in any event no later than the End Date) (the actions referred to in clauses (1), (2) and (3), “Remedy Actions”); provided, however, that (i) neither Parent nor any of its Affiliates shall be required to proffer, consent to or agree to or effect any Remedy Action with respect to (A) any assets, categories of assets or portions of any business of Parent or any of its Subsidiaries (other than solely the Company and its Subsidiaries, subject to the following clause (B)) or (B) any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in the case of this clause (B), any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole; and provided, that the Company shall only be permitted to proffer, consent to or agree to or effect any Remedy Action with the prior written consent of Parent; provided, further, that in no event shall Parent, the Company or their respective Subsidiaries be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Merger.

(c) Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than ten (10) Business Days after the date hereof unless otherwise agreed to in writing by Parent and the Company, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement.

(d) Without limiting the generality of anything contained in this Section 8.01, from the date of hereof until the Effective Time or the termination or this Agreement in accordance with its terms, each of the Company and Parent (on its and Merger Subsidiary’s behalf) shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a Governmental Authority or brought by a Third Party before any Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement, (iii) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other party of any communication to or from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by this Agreement, each party shall provide advance notice of and permit authorized Representatives of the other party to be present at each meeting or conference, including any virtual or telephonic meetings, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, that materials required to provided pursuant to this Section 8.01(d) may be redacted (A) to remove references concerning the valuation of Parent, Merger Subsidiary, the Company, or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the transactions contemplated by this Agreement. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings.

Section 8.02. Certain Filings. Without limiting Section 8.01, the Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. The initial press release relating to this Agreement and the transactions contemplated hereby shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press releases, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts, in each case, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any public statement without the other party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each of Parent and the Company may, without such consultation or consent, issue a press release and make any public statement (including in response to questions from the press, analysts, investors or those attending industry conferences), so long as such press release or statements include only such information contained in, and consistent with, previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the applicable other party); (b) subject to any other applicable terms of this Agreement, each of Parent and the Company may, without the other party’s prior written consent (but with prior notice and, to the extent reasonably practicable, prior consultation), make any disclosures in any documents to be filed with or furnished to the SEC as may be required by applicable federal securities laws or any listing agreement with or rule of any national securities exchange or association; (c) each of Parent and the Company may, without the other party’s prior written consent (but with prior notice and, to the extent reasonably practicable, prior consultation), issue any such press release, have any such communication, make any such public announcement or statement or schedule any such press conference or conference call as may be required by any Applicable Law; and (d) the Company need not consult with Parent in connection with such portion of any press release, communication, public statement or filing to be issued or made pursuant to and in accordance with Section 6.03(c) to effect an Adverse Recommendation Change, and Parent need not consult with the Company in connection with such portion of any press release, communication, public statement or filing in response to an Adverse Recommendation Change.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors shall take appropriate action as may be required to cause any dispositions of Shares, Company Option Awards, Company RSU Awards or other derivative securities, in connection with the transactions contemplated by this Agreement, by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (except with respect to the matters covered by, and subject to, Section 8.01); and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement and that certain Confidentiality Agreement dated as of February 17, 2022 (the “Additional Confidentiality Agreement”), which Confidentiality Agreement and Additional Confidentiality Agreement will continue in full force and effect in accordance with their respective terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09. Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated hereby.

Section 8.10. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.11. Stockholder Litigation. The Company shall give Parent prompt written notice and the opportunity to participate in the defense (at Parent’s sole cost) of any litigation, action, suit, claim, demand or proceeding brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such action, suit, claim, demand or proceeding, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be offered or agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company will keep Parent reasonably informed with respect to any such action, suit, claim, demand or proceeding.

Section 8.12. Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third-party debt or equity financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by this Agreement or required or undertaken in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement (including all amounts payable in respect of equity awards of the Company under this Agreement) and all related fees and expenses of Parent and Merger Subsidiary (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing in this Section 8.12(a) shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (ii) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified, or (iii) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Certificate or bylaws of the Company (as in effect as of the date hereof), any Applicable Law, the Existing Credit Agreement (as in effect on the date hereof) or any Material Contract (as in effect on the date hereof). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives at the request of Parent in connection with the Financing pursuant to this Section 8.12(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries or any fraud or intentional misrepresentation or omission, willful misconduct or material breach of this Agreement by any such Persons. Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Parent and its Subsidiaries shall be permitted to disclose information about the Company and its Subsidiaries (including information otherwise subject to the terms of the Confidentiality Agreement) as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements in connection therewith.

(b) The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to deliver all notices, cooperate with Parent and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under the Existing Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall cooperate with Parent to obtain and deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which

Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens granted in connection with the Existing Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and the guarantees granted in connection with the Existing Credit Agreement shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 8.12(b) shall be subject to Parent providing all funds required to effect all such repayments at the Closing.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

(b) The Company Stockholder Approval shall have been obtained.

(c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) The representation and warranty set forth in Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects as of such specified time); (ii) each of the representations and warranties in (x) Section 4.05(a), (y) Section 4.05(b) (other than the last two sentences thereof) and (z) the first sentence of Section 4.05(c) shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects except for any de minimis inaccuracies as of such specified time); (iii) each of the representations and warranties of the Company contained in Section 4.01, Section 4.02, the last two sentences of Section 4.05(b), Section 4.05(c) (other than the first sentence thereof), Section 4.06(b), Section 4.23 and Section 4.24 (in each case disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all material respects as of such specified time); and (iv) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company that is continuing as of immediately prior to the Effective Time.

(d) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) each of the representations and warranties of Parent and Merger Subsidiary set forth in Section 5.01 and Section 5.02 (in each case disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (ii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before May 3, 2023 (the “End Date”); provided that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to August 3, 2023 and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement shall have been the primary cause, or resulted in, the failure of the Merger to be consummated by such time; or

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which order, decree, ruling or other action shall be final and nonappealable or any Governmental Authority that must grant an approval specified in Section 9.01(c) has denied such approval, and such denial has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement shall have been the primary cause of, or resulted in, any of the events specified in this Section 10.01(b)(ii) occurring; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken; or

(c) by Parent:

(i) prior to obtaining the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii) prior to obtaining the Company Stockholder Approval, if there shall have been an intentional and material breach of Section 6.03; or

(iii) if a breach or failure to be true of any representation or warranty of the Company set forth in Article 4 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company shall have occurred such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied and cannot be cured by the Company prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by the Company from Parent of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from Parent and (y) the date that is two (2) days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) if either Parent or Merger Subsidiary is then in material breach of any representation, warranty, covenant or obligation under this Agreement; or

(d) by the Company:

(i) prior to obtaining the Company Stockholder Approval, if (A) the Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (B) the Company has complied with its obligations set forth in Section 6.03(b)(ii), (C) the Company, substantially concurrently with and as a condition to such termination, pays the Termination Fee payable pursuant to Section 11.04 and (D) substantially concurrently with such termination, the Company enters into a definitive agreement in respect of a Superior Proposal in accordance with Section 6.03; or

(ii) if a breach or failure to be true of any representation or warranty of Parent or Merger Subsidiary set forth in Article 5 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of Parent or Merger Subsidiary shall have occurred such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied and cannot be cured by Parent prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by Parent from the Company of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from the Company and (y) the date that is two (2) days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided, that such termination shall not relieve any party for any and all liabilities and damages incurred or suffered by the other party as a result of the Fraud or a Willful Breach of this Agreement by such first party; provided, further, that the provisions of Section 8.07, this Section 10.02 and Article 11 (including, for the avoidance of doubt, Section 11.04) shall survive any termination hereof pursuant to Section 10.01 and remain in full force and effect. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 11.13 in lieu of terminating this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile or electronic mail (“e-mail”) transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Attention: Corporate Secretary

Facsimile: (805) 499-6751

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

    Jacob A. Kling

E-mail: EDHerlihy@wlrk.com

JAKling@wlrk.com

Facsimile: (212) 403-2000

if to the Company, to:

ChemoCentryx, Inc.

835 Industrial Rd., Suite 600

San Carlos, California 94070

Attention: Chief Business Officer General Counsel

E-mail: mcappel@chemocentryx.com; vfitt@chemocentryx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attention: Scott Shean

Michael Sullivan

Bret Stancil

E-mail: Scott.Shean@lw.com

Michael.Sullivan@lw.com

Bret.Stancil@lw.com

Facsimile: (858) 523-5450

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the next Business Day after being sent by courier or express delivery service (with confirmation of delivery), (c) if sent by facsimile or e-mail transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof or (d) if sent by facsimile or e-mail transmission after 5:00 p.m. recipient’s local time, the day following the date of transmission thereof; provided that in the case of e-mail transmission, no “bounce back” or similar message of non-delivery is received with respect thereto.

Section 11.02. Non-Survival. None of the representations, warranties, covenants or agreements contained herein or in any certificate, instrument, document or other writing delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements of the parties contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is validly terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay or cause to be paid to Parent in immediately available cash funds $119,314,679 (the “Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (but in the case of termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 10.01(b)(i)) or (y) by Parent pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)); provided that, for purposes of clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (C).

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced and such Acquisition Proposal shall not have been publicly withdrawn at least two (2) Business Days prior to the Company Stockholders’ Meeting, and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)); provided that, for purposes of clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (C).

(iv) In the event that this Agreement is validly terminated under circumstances where the Termination Fee is due and payable and Parent or its designee shall have received full payment of the Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(c), the receipt of the Termination Fee and such other amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of, relating to, or in connection with, this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that nothing in this Section 11.04(b)(iv) or Section 11.04(b)(v) below shall limit the rights of Parent under Section 11.13 or in the case of Fraud or Willful Breach.

(v) Subject to the proviso in Section 11.04(b)(iv), Parent’s right to receive payment from the Company of the Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(c) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of the Termination Fee and such other amounts, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Merger in accordance with Section 11.13 or the payment of the Termination Fee pursuant to this Section 11.04(b), but in no event shall Parent be entitled to both (A) equitable relief ordering the Company to consummate the Merger in accordance with Section 11.13 and (B) the payment of the Termination Fee pursuant to this Section 11.04(b). Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) the Company shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount payable pursuant to this Section 11.04 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid pursuant to this Section 11.04 and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus five percent (5%), or such lesser rate per annum that is the maximum permitted under Applicable Law. Except as otherwise set forth in Section 2.03(c), all transfer, documentary, stamp, registration, and other similar Taxes imposed with respect to the Merger shall be borne by the Company.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent to a reasonable person who has read such representations and warranties (or covenants, as applicable). The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenants, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to the rights of each Indemnified Person pursuant to Section 7.02 and, if the Effective Time occurs, the right of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration pursuant to Article 2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and that, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other parties hereto and any attempted assignment, delegation or transfer of this Agreement or any such rights or obligations without such consent shall be void ab initio and of no effect.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the Additional Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in accordance with Section 11.08 (without proof of damages), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree (a) that the right of specific performance is an integral part of the transactions contemplated hereby and, without that right, neither the Company nor Parent nor Merger Subsidiary would have entered into this Agreement, (b) not to raise any objections to the granting of an injunction, specific performance or any other equitable relief on the basis that the other parties have an adequate remedy at law or equitable relief is not an appropriate remedy for any reason at law or equity, and (c) that no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall, Ph.D.
Name: Thomas J. Schall, Ph.D.
Title: President and Chief Executive Officer

AMGEN INC.

By:	/s/ Robert A. Bradway
Name: Robert A. Bradway
Title: Chairman of the Board, Chief Executive Officer and President

CARNATION MERGER SUB, INC.

By:	/s/ Jonathan P. Graham
Name: Jonathan P. Graham
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]